The Income Fund of America, Inc.
One Market, Steuart Tower, Suite 1800
San Francisco, California 94105

Phone (415) 421-9360
Fax (415) 393-7140

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,402,893
Class B	$85,154
Class C	$157,335
Class F-1	$62,654
Class F-2	$1,824
Total	$1,709,860
Class 529-A	$16,567
Class 529-B	$2,337
Class 529-C	$5,823
Class 529-E	$756
Class 529-F-1	$524
Class R-1	$1,842
Class R-2	$10,925
Class R-3	$25,000
Class R-4	$15,634
Class R-5	$15,303
Total	$94,711

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	0.4207
Class B	0.3656
Class C	0.3625
Class F-1	0.4187
Class F-2	0.4318
Class 529-A	0.4170
Class 529-B	0.3575
Class 529-C	0.3580
Class 529-E	0.3943
Class 529-F-1	0.4300
Class R-1	0.3614
Class R-2	0.3536
Class R-3	0.3936
Class R-4	0.4152
Class R-5	0.4369

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	3,312,667
Class B	223,948
Class C	422,718
Class F-1	145,960
Class F-2	7,309
Total	4,112,602
Class 529-A	41,085
Class 529-B	6,606
Class 529-C	16,480
Class 529-E	1,967
Class 529-F-1	1,222
Class R-1	5,212
Class R-2	31,516
Class R-3	64,977
Class R-4	41,787
Class R-5	37,940
Total	248,792

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.23
Class B	$12.14
Class C	$12.12
Class F-1	$12.21
Class F-2	$12.22
Class 529-A	$12.21
Class 529-B	$12.18
Class 529-C	$12.19
Class 529-E	$12.19
Class 529-F-1	$12.21
Class R-1	$12.18
Class R-2	$12.14
Class R-3	$12.20
Class R-4	$12.21
Class R-5	$12.22